Oblong Announces 20% Sequential Revenue Increase for Fourth Quarter of 2020

–Q4 2020 sales of Mezzanine products increase 50% sequentially to $1.6 million in the Quarter
–Total gross profit improves sequentially by 800 basis points to 59%
–Company pays down loan obligations, ending the year with stronger balance sheet
–Management to conduct conference call today at 4:30 p.m. ET

March 30, 2021 -- (BUSINESS WIRE) Oblong, Inc. (Nasdaq: OBLG) (“Oblong” or the “Company”), the award-winning maker of multi-stream collaboration solutions, today reported financial results for the fourth quarter and fiscal year 2020.

Q4 2020 Financial Highlights
The Company reported the following financial results for the fourth quarter 2020:
•Fourth quarter 2020 product sales from our flagship Mezzanine™ collaboration suite increased more than 50% sequentially to over $1.6 million, versus $1.1 million for the third quarter of 2020.

•Fourth quarter 2020 total revenue increased more than 20% sequentially to over $3.9 million, versus $3.3 million for the third quarter of 2020.

•Gross profit margin increased to 59% for the fourth quarter of 2020, compared sequentially to 51% for the third quarter of 2020 and to 40% for the second quarter of 2020.

•Cash balance at December 31, 2020 was $5.3 million. As of December 31, 2020, the Company has no debt outstanding other than the Company’s $2.4 million PPP Loan, of which approximately $2.2 million is expected to be forgiven.

•Net income of $1.2 million for the fourth quarter of 2020, compared sequentially to a net loss of $2.1 million for the third quarter of 2020 and to a net loss of $3.4 million for the second quarter of 2020. During the fourth quarter of 2020, the Company recorded a non-cash gain on debt extinguishment of $3.1 million.

•Adjusted EBITDA (“AEBITDA”) loss of $0.4 million for the fourth quarter of 2020, compared sequentially to an AEBITDA loss of $1.0 million for the third quarter of 2020 and to an AEBITDA loss of $2.0 million for the second quarter of 2020. AEBITDA loss is a non-GAAP financial measure. See “Non-GAAP Financial Information” below for additional information regarding this non-GAAP financial measure, and “GAAP to Non-GAAP Reconciliation” for a reconciliation of this non-GAAP financial measure to net income (loss).
Additionally, on February 12, 2021, Oblong began trading on the Nasdaq Capital Market and all Series D and Series E Preferred Stock converted to common stock. As of February 12, 2021, the Company has no remaining preferred stock outstanding.

“We enter 2021 with a strong balance sheet, a pipeline for our innovative Mezzanine™ collaboration suite that is growing in terms of quality and quantity, and the best internal and partner sales organization in our company’s history,” commented Pete Holst, Chairman and CEO of Oblong. “Increasingly, enterprises are evaluating technology to boost productivity in anticipation of employees returning to work, and our solution is being actively considered as part of this growing trend. This, coupled with the strong sequential growth we delivered in the second half of 2020, give us significant and expanding optimism for the future.”

Conference Call Details
Management will host a conference call with the investment community today to discuss the Company’s financial results.
Date: Tuesday, March 30, 2021
Time: 4:30 p.m. Eastern Time (ET)
Dial in Number for U.S. Callers: 1-877-407-0792
Dial in Number for International Callers: 1-201-689-8263
Please Reference Conference ID: 13717766

The call will also be accompanied live by webcast over the Internet and accessible at http://public.viavid.com/index.php?id=143996.

Participating on the call will be Peter Holst, CEO and David Clark, CFO. To join the live conference call, please dial in to the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A replay will be available for two weeks starting on March 30, 2021 at approximately 7:30 p.m. ET. To access the replay, please dial 1-844-512-2921 in the U.S. and 1-412-317-6671 for international callers. The conference ID# is 13717766.

Non-GAAP Financial Information

Adjusted EBITDA (“AEBITDA”) loss, a non-GAAP financial measure, is defined as net income (loss) before depreciation and amortization, stock-based compensation, impairment charges, severance, income tax expense, merger expenses, and interest and other (income) expense, net. AEBITDA loss is not intended to replace operating loss, net income (loss), cash flow or other measures of financial performance reported in accordance with generally accepted accounting principles (GAAP). Rather, AEBITDA loss is an important measure used by management to assess the operating performance of the Company and to compare such performance between periods. AEBITDA loss as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies. Therefore, AEBITDA loss should be considered in conjunction with net income (loss) and other performance measures prepared in accordance with GAAP, such as operating loss or cash flow provided by (used in) operating activities, and should not be considered in isolation or as a substitute for GAAP measures, such as net income (loss), operating loss or any other GAAP measure of liquidity or financial performance. A GAAP to non-GAAP reconciliation of net income (loss) to AEBITDA loss is shown under “GAAP to Non-GAAP Reconciliation” later in this release.

About Oblong, Inc.
Oblong (Nasdaq: OBLG) provides innovative and patented technologies that change the way people work, create, and communicate. Oblong’s flagship product Mezzanine™ is a remote meeting technology platform that offers simultaneous content sharing to achieve situational awareness for both in-room and remote collaborators. Oblong supplies Mezzanine systems to Fortune 500 enterprise customers and is a Cisco Solutions Plus integration partner. For more information, visit Oblong’s website, Twitter and Facebook pages.

Forward-looking and cautionary statements

This press release and any oral statements made regarding the subject of this release contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, that address activities that Oblong assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Oblong’s actual results may differ materially from its expectations, estimates and projections, and consequently you should not rely on these forward-looking statements as predictions of future events. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include statements relating to (i) potential forgiveness of any portion of the PPP Loan, (ii) the Company’s potential future growth and financial performance and (iii) the success of its products and services. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events, and involve factors, risks, and uncertainties, including the volatility of market price for our securities, that may cause actual results in future periods to differ materially from such statements. A list and description of these and other risk factors can be found in the Company’s Annual Report on Form 10-K for the year ending December 31, 2020 and in other filings made by the Company with the SEC from time to time. Any of these factors could cause Oblong’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, the Company can give no assurance that its future results will be as estimated. The Company does not intend to, and disclaims any obligation to, correct, update, or revise any information contained herein.

Investor Relations Contact
Brett Maas
Hayden IR, LLC
brett@haydenir.com
646-536-7331

OBLONG, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash	$5,058	$4,602
Current portion of restricted cash	158	—
Accounts receivable, net	3,166	2,543
Inventory	920	1,816
Prepaid expenses and other current assets	691	965
Total current assets	9,993	9,926
Property and equipment, net	573	1,316
Goodwill	7,367	7,908
Intangibles, net	10,140	12,572
Operating lease - right of use asset, net	903	3,117
Other assets	167	70
Total assets	$29,143	$34,909
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt, net of discount	$2,014	$2,664
Accounts payable	313	647
Current portion deferred revenue	1,217	1,901
Accrued expenses and other liabilities	1,201	1,752
Current portion of operating lease liabilities	830	1,294
Total current liabilities	5,575	8,258
Long-term liabilities:
Long-term debt, net of current portion and net of discount	403	2,843
Operating lease liabilities, net of current portion	602	2,020
Deferred revenue, net of current portion	506	—
Other long-term liabilities	—	3
Total long-term liabilities	1,511	4,866
Total liabilities	7,086	13,124
Total stockholders’ equity	22,057	21,785
Total liabilities and stockholders’ equity	$29,143	$34,909

OBLONG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share data)

	Year Ended
	December 31,
	2020	2019
Revenue	$15,333	$12,827
Cost of revenue (exclusive of depreciation and amortization)	7,280	7,427
Gross profit	8,053	5,400
Operating expenses:
Research and development	3,711	2,023
Sales and marketing	3,392	1,936
General and administrative	6,724	5,377
Impairment charges	1,150	2,317
Depreciation and amortization	3,140	1,321
Total operating expenses	18,117	12,974
Loss from operations	(10,064)	(7,574)
Interest and other expense, net	371	187
Gain on extinguishment of debt	(3,117)	—
Net loss before taxes	(7,318)	(7,761)
Income tax expense	103	—
Net loss	(7,421)	(7,761)
Preferred stock dividends	17	27
Undeclared stock dividends	788	—
Net loss attributable to common stockholders	$(8,226)	$(7,788)

Basic and diluted net loss per share	$(1.48)	$(1.52)

GAAP to Non-GAAP Reconciliation:

Net income (loss)	$(7,421)	$(7,761)
Depreciation and amortization	3,140	1,321
Interest and other expense, net	371	187
Income tax expense	103	—
Impairment charges	1,150	2,317
Gain on extinguishment of debt	(3,117)	—
Merger expenses	—	642
Severance	536	225
Stock-based compensation	198	110
Adjusted EBITDA Loss	$(5,040)	$(2,959)

OBLONG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2020	2020	2020	2020
Revenue	$5,328	$2,816	$3,266	$3,923
Cost of revenue (exclusive of depreciation and amortization)	2,374	1,683	1,612	1,611
Gross profit	2,954	1,133	1,654	2,312
Operating expenses:
Research and development	1,327	988	747	649
Sales and marketing	1,220	834	668	670
General and administrative	2,028	1,815	1,332	1,549
Impairment charges	541	—	117	492
Depreciation and amortization	815	796	780	749
Total operating expenses	5,931	4,433	3,644	4,109
Loss from operations	(2,977)	(3,300)	(1,990)	(1,797)
Interest and other expense, net	152	85	95	39
Gain on extinguishment of debt	—	—	—	(3,117)
Net income (loss) before taxes	(3,129)	(3,385)	(2,085)	1,281
Income tax expense	—	—	—	103
Net income (loss)	$(3,129)	$(3,385)	$(2,085)	$1,178

GAAP to Non-GAAP Reconciliation:

Net income (loss)	$(3,129)	$(3,385)	$(2,085)	$1,178
Depreciation and amortization	815	796	780	749
Interest and other expense, net	152	85	102	32
Income tax expense	—	—	—	103
Impairment charges	541	—	117	492
Gain on extinguishment of debt	—	—	—	(3,117)
Severance	40	475	21	—
Stock-based compensation	32	29	28	109
Adjusted EBITDA Loss	$(1,549)	$(2,000)	$(1,037)	$(454)